Exhibit 10.1

AMENDED AND RESTATED SEVERANCE AGREEMENT

THIS AMENDED AND RESTATED SEVERANCE AGREEMENT, effective [DATE], 2016 (the “Agreement”), is made by and between Armstrong World Industries, Inc., a Pennsylvania corporation (the “Company”), and [EXECUTIVE] (the “Executive”).

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel; and

WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;

WHEREAS, the Company and the Executive have previously entered into individual change in control and non-change in control severance agreements, and the Board has determined that the severance arrangements for the Executive should be consolidated into a single amended and restated severance agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in Section 19 hereof.

2. Term of Agreement. The Term of this Agreement shall commence on the date hereof and shall continue in effect through July 31, 2018; provided, however, that commencing on August 1, 2017 and each August 1 thereafter, the Term shall automatically be extended for one additional year unless, not later than the preceding April 30, the Company or the Executive shall have given notice not to extend the Term; and further provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire twenty four (24) months following the date on which such Change in Control occurred.

3. Company’s Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments or Change in Control Severance Payments and the other payments and benefits described herein. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

4. The Executive’s Covenants. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the Term, the Executive will remain in the employ of the Company until the earliest of (i) a date which is six (6) months from the date of such Potential Change in Control, (ii) the date of a Change in Control, (iii) the date of termination of the Executive’s employment by the Company for any reason or due to the Executive’s death or Disability or (iv) the date of termination of the Executive’s employment by the Executive for Good Reason.

5. Compensation Other Than Severance Payments.

5.1 During the Term, during any period that the Executive fails to perform the Executive’s full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive’s full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period (other than any disability plan), until the Executive experiences a separation from service from the Company by reason of the Executive’s Disability.

5.2 If the Executive’s employment shall be terminated for any reason during the Term, the Company shall pay (i) the Executive’s full salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Date of Termination or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, (ii) to the Executive no later than thirty (30) days following the Date of Termination, at a daily salary rate based upon the Executive’s annual base salary in effect immediately prior to the Date of Termination (or immediately prior to any reduction resulting in a termination for Good Reason, if applicable), a lump sum amount equal to all earned but unused vacation days through the Date of Termination and (iii) all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason (collectively, the “Accrued Obligations”).

5.3 If the Executive’s employment shall be terminated for any reason during the Term, the Company shall pay to the Executive the Executive’s normal post-termination compensation and benefits as such payments become due, in accordance with and as determined under, the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.

6. Severance Payments Not in Connection With a Change in Control.

6.1 Subject to Section 6.2 hereof, if (i) the Executive’s employment is terminated during the Term, other than (A) by the Company for Cause, (B) by reason of death or Disability, (C) by the Executive without Good Reason as defined by 19(Q) hereof or (D) in connection with a Change in Control under circumstances set forth in Section 7 hereof, then the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6.1 (“Severance Payments”), in addition to the Accrued Obligations and any payments and benefits to which the Executive is entitled under Section 5.3 hereof; provided, however, that, in the case of clauses (A) and (B) below, Executive shall have executed a release of claims substantially in the form attached as Exhibit A hereto and such release shall become effective within the time period set forth in the release.

(A) In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to                  (      ) times the sum of (i) the Executive’s base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (ii) the Executive’s target annual bonus under the Management Achievement Plan (the “MAP”) or any other annual incentive compensation plan adopted by the Company in which the Executive participates in respect of the fiscal year in which occurs the Date of Termination or, if higher, such target annual bonus in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

(B) Notwithstanding any provision of any annual incentive plan to the contrary, the Company shall pay to the Executive a pro rata portion to the Date of Termination of the bonus amount the Executive would have earned with respect to the year in which the Date of Termination occurs, calculated by multiplying the award that the Executive would have earned for such year, based upon the actual level of achievement of the performance goals established with respect to such award, by the fraction obtained by dividing the number of full months and any fractional portion of a month during such year through the Date of Termination by twelve (12). Such prorated bonus, if any, shall be payable at such time that annual incentives are paid to employees of the Company who have not experienced a termination of employment.

6.2 Subject to the provisions of Section 18 hereof, the payments provided for in subsection (A) of Section 6.1 hereof shall be made on the sixtieth (60th) day following the Date of Termination.

7. Severance Payments in Connection with a Change in Control.

7.1 Subject to Section 7.2 hereof, if (i) the Executive’s employment is terminated on or following a Change in Control and during the Term, other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Executive without Good Reason, then the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 7.1 (“Change in Control Severance Payments”), in addition to the Accrued Obligations and any payments and benefits to which the Executive is entitled under Section 5.3 hereof; provided, however, that, in the case of clauses (A), (B), (C), (D), (E) and (F) below, Executive shall have executed a release of claims substantially in the form attached as Exhibit A hereto and such release shall become effective within the time period set forth in the release. For purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason, if (i) the Executive’s employment is terminated by the Company without Cause prior to a Change in Control (but only if a Change in Control occurs no later than six (6) months following the Executive’s termination of employment) and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, (ii) the Executive terminates his employment for Good Reason as defined by Section 19(P) hereof prior to a Change in Control (but only if a Change in Control occurs no later than six (6) months following the Executive’s termination of employment) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, or (iii) the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (but only if a Change in Control occurs no later than six (6) months following the Executive’s termination of employment).

(A) In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to                 (      ) times the sum of (i) the Executive’s base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (ii) the Executive’s target annual bonus under the MAP or any other annual incentive compensation plan adopted by the Company in which the Executive participates in respect of the fiscal year in which occurs the Date of Termination or, if higher, such target annual bonus in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

(B) For the twenty four (24) month period immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents life, disability, accident and health insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater after-tax cost to the Executive than the after-tax cost to the Executive immediately prior to such date or occurrence; provided, however, that (i) the Executive’s and his qualified dependents’ COBRA eligibility period shall include the period during which the Company is providing benefits under this subsection (B); (ii) unless the Executive consents to a different method (or elects COBRA coverage at applicable COBRA rates), such health insurance benefits shall be provided through a third-party insurer; and (iii) the Executive shall be responsible for the payment of premiums for such benefits in the same amount as active employees of the Company. Benefits otherwise receivable by the Executive pursuant to this Section 7.1(B) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the twenty four (24) month period following the Executive’s termination of employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall reimburse the Executive for the excess, if any, of the after tax cost of such benefits to the Executive over such cost immediately prior to the Date of Termination or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason. Notwithstanding the foregoing, in the event that the Executive’s employment is terminated under circumstances described in the second sentence of Section 7.1, on the sixtieth (60th) day following the Change in Control the Company shall pay or reimburse the Executive for any amounts or benefits it would have been required to pay or provide to the Executive under this Section 7.1(B) during the period prior to the Change in Control, determined as if the Change in Control occurred on the Date of Termination.

(C) Notwithstanding any provision of any annual incentive plan to the contrary, the Company shall pay to the Executive an amount, in cash, equal to the sum of (i) any unpaid incentive compensation which has been allocated or awarded to the Executive for a completed fiscal year preceding the Date of Termination under any such plan and which, as of the Date of Termination, is contingent only upon the continued employment of the Executive to a subsequent date, and (ii) a pro rata portion to the Date of Termination of Executive’s target bonus for the year in which the Date of Termination occurs (or the target in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason), calculated by multiplying such target bonus by the fraction obtained by dividing the number of full months and any fractional portion of a month during such year through the Date of Termination by twelve (12).

(D) If the Executive would have become entitled to benefits under the Company’s post-retirement health care or life insurance plans (as in effect immediately prior to the Date of Termination (or, if more favorable to the Executive, such plans as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason)) had the Executive’s employment terminated at any time during the period of twenty four (24) months after the Date of Termination, the Company shall provide such post-retirement health care or life insurance benefits to the Executive (subject to any employee contributions required under the terms of such plans in the same amounts as active employees of the Company) commencing on the later of (i) the date that such coverage would have first become available or (ii) the date that benefits described in subsection (B) of this Section 7.1 terminate.

(E) The Company shall pay, no later than the last day of the calendar year in which they are incurred, the reasonable fees and expenses of a full service nationally recognized executive outplacement firm until the earlier of the date the Executive secures new employment or the date which is twenty four (24) months following the Executive’s Date of Termination; provided that in no event shall the aggregate amount of such payments exceed $30,000.

(F) All unvested equity awards held by the Executive on the Date of Termination (or the date of the Change in Control in the event of the Executive’s termination under circumstances described in the second sentence of Section 7.1) shall immediately vest, all restrictions thereon shall lapse, and any performance-based awards shall be deemed to have been earned at the target level set forth in the applicable award agreement for any performance period not then completed and all earned but unvested performance-based awards, including those deemed to be earned pursuant to this sentence, shall immediately vest. All such equity awards other than options (addressed in the immediately following sentence) shall be settled and paid to the Executive within five (5) days following the Executive’s Date of Termination. Any option, including those that become vested and exercisable pursuant to this Section 7.1(F), held by the Executive shall remain exercisable for a period ending on the later of (x) the fifth anniversary of the Date of Termination (or the fifth anniversary of the Change in Control in the event of the Executive’s termination under circumstances described in the second sentence of Section 7.1) or (y) the last date that such option otherwise would be exercisable under the terms of the option agreement or the plan pursuant to which such option was granted; provided, that in no event shall any option be exercisable after the expiration of the original term of such option. If any of the Executive’s equity awards were forfeited prior to a Change in Control following the Executive’s termination under circumstances described in the second sentence of Section 7.1 but prior to the date of a Change in Control, the Company shall, within thirty (30) days following the date of the Change in Control, make a lump sum cash payment to the Executive in respect of such Executive’s equity awards that have not previously vested in an amount equal to (A) in the case of restricted shares, performance restricted shares, restricted stock units or performance restricted stock units, the aggregate Fair Market Value of the shares of Company stock underlying the applicable award and (B) in the case of an option, the excess of the Fair Market Value of a share of the Company’s stock over the exercise price of such option, in each case determined as of the date of the Change in Control without taking into account any restrictions thereon. Notwithstanding the foregoing, to the extent any equity awards constitute “non-qualified deferred compensation” within the meaning of Section 409A of the Code, such awards shall be settled on the earliest date that would be permitted under Section 409A of the Code without incurring penalty or accelerated taxes thereunder.

7.2 (A) Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a Change in Control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Payments, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the Excise Tax, then, after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code in such other plan, arrangement or agreement, the portion of the Total Payments that does not constitute deferred compensation within the meaning of section 409A of the Code shall first be reduced and the portion of the Total Payments that does constitute deferred compensation within the meaning of section 409A of the Code shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(B) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm (the “Auditor”) which was, immediately prior to the Change in Control, the Company’s independent auditor, does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

(C) At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). If the Executive objects to the Company’s calculations, the Company shall pay to the Executive such portion of the Change in Control Severance Payments (up to 100% thereof) as the Executive determines is necessary to result in the proper application of subsection A of this Section 7.2.

7.3 Subject to the provisions of Section 18 hereof, the payments provided for in subsections (A) and (C) of Section 7.1 hereof shall be made on the sixtieth (60th) day following the Date of Termination; and in the event the Executive becomes entitled to Change in Control Severance Payments due to a termination described in the second sentence of Section 7.1, such payments, less any payments previously made pursuant to Section 6.1 hereof, shall be made on the sixtieth (60th) day following the Change in Control. Notwithstanding the above, to the extent the Executive is terminated (i) following a Change in Control but prior to a change in ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of section 409A of the Code) or (ii) prior to a Change in Control in a manner described in the second sentence of Section 7.1, to the extent required to avoid accelerated taxation and/or tax penalties under section 409A of the Code, amounts payable to the Executive hereunder, to the extent not in excess of the amount that the Executive would have received under any other pre-Change in Control severance plan or arrangement with the Company had such plan or arrangement been applicable, shall be paid at the time and in the manner provided by such plan or arrangement and the remainder shall be paid to the Executive in accordance with the provisions of this Section 7.3.

7.4 The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment in connection with a Change in Control, in seeking in good faith to obtain or enforce any benefit or right provided by this Section 7 or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require; provided that in no event will payment be made for requests that are submitted later than December 15th of the year following the year in which the expense is incurred.

8. Termination Procedures.

8.1 Notice of Termination. During the Term, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 13 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

8.2 Date of Termination. “Date of Termination,” with respect to any purported termination of the Executive’s employment during the Term, shall mean (i) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

9. Restrictive Covenants

9.1 During the Executive’s employment with the Company and (i) for a period of twelve (12) months thereafter in the case of Section 9.1(A) hereof, and (ii) for a period of twenty four (24) months thereafter in the case of Sections 9.1(B) and (C) hereof:

(A) the Executive shall not, directly for the Executive or any third party, become engaged in any business or activity which is directly in competition with any services or products sold by, or any business or activity engaged in by, the Company or any of its affiliates; provided, however, that this provision shall not restrict the Executive from owning or investing in publicly traded securities, so long as the Executive’s aggregate holdings in such company do not exceed 2% of the outstanding equity of such company and such investment is passive;

(B) the Executive shall not solicit any person who was a customer of the Company or any of its affiliates during the period of the Executive’s employment hereunder, or solicit potential customers who are or were identified through leads developed during the course of employment with the Company, or otherwise divert or attempt to divert any existing business of the Company or any of its affiliates; and

(C) the Executive shall not, directly for the Executive or any third party, solicit, induce, recruit or cause another person in the employment of the Company or any of its affiliates to terminate such employee’s employment for the purposes of joining, associating, or becoming employed with any business or activity which is in competition with any services or products sold, or any business or activity engaged in, by the Company or any of its affiliates.

9.2 The Executive agrees that he will not, while employed with the Company or at any time thereafter for any reason, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other business entity, in any manner whatsoever, any confidential information or trade secrets concerning the business of the Company, including, without limiting the generality of the foregoing, any customer lists or other customer identifying information, the techniques, methods or systems of the Company’s operation or management, any information regarding its financial matters, or any other material information concerning the business of the Company, its manner of operation, its plans or other material data. The provisions of this Section 9.2 shall not apply to (i) information that is public knowledge other than as a result of disclosure by the Executive in breach of this Section 9.2; (ii) information disseminated by the Company to third parties in the ordinary course of business; (iii) information lawfully received by the Executive from a third party who, based upon inquiry by the Executive, is not bound by a confidential relationship to the Company, or (iv) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over the Executive.

9.3 The Executive agrees that he will not, while employed with the Company or at any time thereafter for any reason, in any fashion, form or manner, either directly or indirectly, disparage or criticize the Company, or otherwise speak of the Company, in any negative or unflattering way to anyone with regard to any matters relating to the Executive’s employment by the Company or the business or employment practices of the Company. The Company agrees that it will not, in any fashion, form or manner, either directly or indirectly, disparage or criticize the Executive or otherwise speak of the Executive in any negative or unflattering way to anyone with regard to any matters relating to the Executive’s employment with the Company. This Section shall not operate as a bar to (i) statements reasonably necessary to be made in any judicial, administrative or arbitral proceeding, or (ii) internal communications between and among the employees of the Company with a job-related need to know about this Agreement or matters related to the administration of this Agreement.

9.4 The Executive understands that in the event of a violation of any provision of Section 9, the Company shall have the right to (i) seek injunctive relief, in addition to any other existing rights provided in this Agreement or by operation of law, without the requirement of posting bond and (ii) stop making any future payments or providing benefits under this Agreement. The remedies provided in this Section 9.4 shall be in addition to any legal or equitable remedies existing at law or provided for in any other agreement between the Executive and the Company or any of its affiliates, and shall not be construed as a limitation upon, or as an alternative or in lieu of, any such remedies. If any provisions of Section 9 shall be determined by a court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court.

9.5 The Executive acknowledges that the provisions of Section 9 shall extend to any business that becomes an affiliate of or successor to the Company or any of its affiliates on account of a Change in Control or otherwise.

9.6 Nothing in this Agreement, including the nondisclosure required by Sections 9.2 and 9.3 hereof or the required release of claims in Exhibit A, restricts or prohibits the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor (“DOL”), the National Labor Relations Board (“NLRB”), the Department of Justice (“DOJ”), the Securities and Exchange Commission (“SEC”), the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, the Executive is waiving the Executive’s right to receive any individual monetary relief from the Company or any others covered by the release of claims resulting from such claims or conduct, regardless of whether the Executive or another party has filed them, and in the event the Executive obtains such monetary relief, the Company will be entitled to an offset for the payments made pursuant to this Agreement. Nothing contained in this Agreement including the immediately preceding sentence limits the Executive’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. The Executive does not need the prior authorization of the Company to engage in conduct protected by this paragraph, and the Executive does not need to notify the Company that s/he has engaged in such conduct.

Please take notice that federal law provides criminal and civil immunity with respect to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain confidential circumstances that are set forth in 18 U.S.C. §§ 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

10. Requirement of Release. Notwithstanding anything in this Agreement to the contrary, the Executive’s entitlement to the Severance Payments and the Change in Control Severance Payments shall be contingent upon the Executive having executed a release substantially in the form attached as Exhibit A hereto and such release becoming effective in accordance with the terms set forth in the release. If such release does not become effective within the time period prescribed in the release, the Company’s obligations under Section 6.1 or 7.1, as applicable, shall cease immediately.

11. No Mitigation. The Company agrees that the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Sections 6 or 7 hereof. Further, except as specifically provided in Section 7.1(B) hereof, no payment or benefit provided for in this Agreement shall be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

12. Successors; Binding Agreement.

12.1 In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

12.2 This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

13. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the most recent address shown in the personnel records of the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:	Armstrong World Industries, Inc. P.O. Box 3001 Lancaster, Pennsylvania 17604 Attention: General Counsel

14. Miscellaneous; Amendment of Related Agreements.

14.1 No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party[, including the Change in Control Agreement between the Company and the Executive dated [DATE], as subsequently renewed effective [DATE] and the Severance Agreement between the Company and the Executive dated [DATE]]; provided, however, that on and following a Change in Control, this Agreement shall supersede any agreement setting forth the terms and conditions of the Executive’s employment with the Company only in the event that, following a Change in Control, the Executive’s employment with the Company is terminated by the Company other than for Cause or by the Executive for Good Reason. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Pennsylvania. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6, 7 and 9 hereof) shall survive such expiration.

15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17. Settlement of Disputes; Arbitration.

17.1 All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive’s claim has been denied. Notwithstanding the above, in the event of any dispute, any decision by the Board hereunder shall be subject to a de novo review by the arbitrator.

17.2 Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Lancaster County, Pennsylvania in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

18. Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with section 409A of the Code to the extent subject thereto or be exempt therefrom, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required to avoid the application of an accelerated or additional tax under section 409A of the Code, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement until such time as the Executive is considered to have incurred a “separation from service” from the Company within the meaning of section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separately identified payment for purposes of section 409A of the Code, and any payments that are due within the “short term deferral period” as defined in section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required to avoid the application of an accelerated or additional tax under section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following the Executive’s termination of employment (or upon the Executive’s death, if earlier). The Company is entitled to determine whether any amounts under this Agreement are to be suspended or delayed pursuant to the foregoing sentence, and the Company shall have no liability to the Executive for any such determination or any errors made by the Company in identifying the Executive as a specified employee. Any amounts so suspended shall earn interest thereon, if applicable, calculated based upon the then prevailing monthly short-term applicable federal rate. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefor were paid by the Executive, the Executive shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during such six-month period on the first business day of the month following the expiration of the six-month period referred to above. To the extent required to avoid an accelerated or additional tax under section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year.

19. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

(A) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(B) “Auditor” shall have the meaning set forth in Section 7.2 hereof.

(C) “Base Amount” shall have the meaning set forth in section 280G(b)(3) of the Code.

(D) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(E) “Board” shall mean the Board of Directors of the Company.

(F) “Cause” for termination by the Company of the Executive’s employment shall mean (i) the deliberate and continued failure by the Executive to devote substantially all the Executive’s business time and best efforts to the performance of the Executive’s duties (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive) after a demand for substantial performance is delivered to the Executive by the Board which demand specifically identifies the manner in which the Board believes the Executive has not substantially performed such duties; (ii) the deliberate engaging by the Executive in gross misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; or (iii) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or any criminal charge involving moral turpitude. For the purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be considered “deliberate” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that such action or omission was in the best interests of the Company. Further, a Notice of Termination for Cause for purposes of Section 7.1 hereof is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

(G) A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(I) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (III) below; or

(II) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or;

(III) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities; or

(IV) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(H) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(I) “Company” shall mean Armstrong World Industries, Inc. and, except in determining under Section 19(G) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(J) “Date of Termination” shall have the meaning set forth in Section 8.2 hereof.

(K) “Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.

(L) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(M) “Excise Tax” shall mean any excise tax imposed under section 4999 of the Code.

(N) “Executive” shall mean the individual named in the first paragraph of this Agreement.

(O) “Fair Market Value” shall have the meaning ascribed to such term in the Company’s 2011 Long-Term Incentive Plan or its successor plan.

(P) “Good Reason” for termination by the Executive of the Executive’s employment in connection with a Change in Control for purposes of Section 7.1 hereof shall mean the occurrence (without the Executive’s express written consent which specifically references this Agreement) after any Change in Control, or prior to a Change in Control under the circumstances described in the second sentence of Section 7.1 hereof (treating all references in paragraphs (I) through (VII) below to a “Change in Control” as references to a “Potential Change in Control”), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(I) a material diminution in the Executive’s authority, duties, or responsibilities or the assignment to the Executive of duties or responsibilities that are materially inconsistent with those in effect immediately prior to the Change in Control; including, without limitation, if the Executive was, immediately prior to the Change in Control, an executive officer of a public company, any such alteration attributable to the Executive ceasing to be an executive officer of a public company;

(II) a reduction of ten percent (10%) or more by the Company in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all senior executive officers of the Company;

(III) the relocation of the Executive’s principal place of employment to a location more than fifty (50) miles from the Executive’s principal place of employment immediately prior to the Change in Control or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations;

(IV) the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable in terms of compensation opportunity (“materially less favorable” shall be a reduction of ten percent (10%) or more in the compensation opportunity), as existed immediately prior to the Change in Control except for across-the-board compensation plan reductions similarly affecting all senior executive officers of the Company;

(V) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s retirement, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits (a “material reduction” shall be a reduction of ten percent (10%) or more in the value of the aggregate benefits), or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control except for (i) across-the-board benefit reductions similarly affecting all senior executive officers of the Company or (ii) reduction or elimination of Executive’s annual comprehensive “executive” physical examinations, financial planning or other perquisites;

(VI) a material breach by the Company of its obligations under this Agreement;

(VII) any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 8.1 hereof; for purposes of this Agreement, no such purported termination shall be effective; or

(VIII) failure of the Company to obtain assumption and agreement by a successor of the Company to perform this Agreement as provided in Section 12.1.

The Executive’s right to terminate the Executive’s employment for Good Reason in connection with a Change in Control shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. In no event will the Executive have Good Reason to terminate employment unless such act or failure to act results in a material negative change to the Executive’s employment that has not been cured within 30 days after a Notice of Termination is delivered by the Executive to the Company. The Executive must also provide notice to the Company of the Good Reason condition within ninety (90) days of the initial existence of such condition.

(Q) “Good Reason” for termination by the Executive of the Executive’s employment prior to a Change in Control for purposes of Section 6.1 hereof shall mean the occurrence (without the Executive’s express written consent which specifically references this Agreement) of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(I) a material diminution in the Executive’s authority, duties, or responsibilities or the assignment to the Executive of duties or responsibilities that are materially inconsistent with those in effect on the date hereof;

(II) a reduction of ten percent (10%) or more by the Company in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all senior executive officers of the Company;

(III) the relocation of the Executive’s principal place of employment to a location more than fifty (50) miles from the Executive’s principal place of employment as of the date hereof or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations;

(IV) a material breach by the Company of its obligations under this Agreement; or

(V) failure of the Company to obtain assumption and agreement by a successor of the Company to perform this Agreement as provided in Section 12.1.

The Executive’s right to terminate the Executive’s employment for Good Reason prior to a Change in Control shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. In no event will the Executive have Good Reason to terminate employment unless the Company’s act or failure to act results in a material negative change to the Executive’s employment that has not been cured within 30 days after a Notice of Termination is delivered by the Executive to the Company. The Executive must also provide notice to the Company of the Good Reason condition within ninety (90) days of the initial existence of such condition.

(R) “Notice of Termination” shall have the meaning set forth in Section 8.1 hereof.

(S) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(T) “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(I) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(II) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(III) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates); or

(IV) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(U) “Severance Payments” shall have the meaning set forth in Section 6.1 hereof.

(V) “Tax Counsel” shall have the meaning set forth in Section 7.2 hereof.

(W) “Term” shall mean the period of time described in Section 2 hereof (including any extension, continuation or termination described therein).

(X) “Total Payments” shall mean those payments so described in Section 7.2 hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ARMSTRONG WORLD INDUSTRIES, INC.

By:
Name:
Title:
[Executive]

EXHIBIT A

FORM OF RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Release”) is made as of this                  day of                 ,                 , by and between                  (“Executive”) and Armstrong World Industries, Inc. (the “Company”).

1.

FOR AND IN CONSIDERATION of the payments and benefits provided in the [Amended and Restated] Severance Agreement between Executive and the Company dated as of [DATE], (the “Severance Agreement”), Executive, for himself or herself, his or her successors and assigns, executors and administrators, now and forever hereby irrevocably and unconditionally releases and discharges the Company, together with all of its past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Executive or Executive’s executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever; arising from the beginning of time up to the date of the Release: (i) relating in any way to Executive’s employment relationship with the Company or any of the Releasees, or the termination of Executive’s employment relationship with the Company or any of the Releasees; (ii) arising under or relating to the Severance Agreement; (iii) arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Acts of 1866 and 991; 42 U.S.C. §1981; Section 503 of the Rehabilitation Act of 1973; the Fair Labor Standards Act (including the Equal Pay Act); the Pennsylvania Workers’ Compensation Act; the Genetic Information Non-Discrimination Act; the Immigration Reform and Control Act; the National Labor Relations Act; the Americans with Disabilities Act as amended; the Family and Medical Leave Act, as allowed by law; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974, as amended, and/or all applicable state laws against discrimination, each as amended; (iv) relating to wrongful employment termination or breach of contract; or (v) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and Executive; provided, however, that notwithstanding the foregoing, nothing contained in the Release shall in any way diminish or impair: (i) the Executive’s ability to enforce the provisions of Sections 6.1 or 7.1, as applicable, of the Severance Agreement, (ii) any direct or indirect holdings of equity in

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Armstrong World Industries, Inc. or any vested awards (or awards which may vest) which Executive has under any equity, equity-based, stock option or similar plan, agreement or program, which equity and awards shall be subject to all the terms and conditions of such documents; (iii) any claims for accrued and vested benefits under any of the Company’s employee retirement and welfare benefit plans; and (iv) any rights or claims Executive may have that cannot be waived under applicable law, including and subject to the terms set forth in Section 9.6 of the Severance Agreement; (collectively, the “Excluded Claims”). Executive further acknowledges and agrees that, except with respect to Excluded Claims, the Company and the Releasees have fully satisfied any and all obligations whatsoever owed to Executive arising out of Executive’s employment with the Company or any of the Releasees, and that no further payments or benefits are owed to Executive by the Company or any of the Releasees.

2.	Executive understands and agrees that, except for the Excluded Claims, Executive has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for back pay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.

3.	Executive acknowledges and agrees that Executive has been advised to consult with an attorney of Executive’s choosing prior to signing the Release. Executive understands and agrees that Executive has the right and has been given the opportunity to review the Release with an attorney of Executive’s choice should Executive so desire. Executive also agrees that Executive has entered into the Release knowingly and voluntarily. Executive further acknowledges and agrees that Executive has had at least [twenty-one (21) or forty-five (45)] calendar days to consider the Release , although Executive may sign it sooner if Executive wishes. In addition, once Executive has signed the Release, Executive shall have seven (7) additional days from the date of execution to revoke Executive’s consent and may do so only by writing to: Armstrong World Industries, Inc., P.O. Box 3001, Lancaster, Pennsylvania 17604, Attention: General Counsel. The Release shall not be effective until the eighth (8th) day after Executive shall have executed the Release and returned it to the Company, assuming that Executive had not revoked Executive’s consent to the Release prior to such date. No payments shall be due under the Section 6 or 7 of the Severance Agreement unless this Release has become effective, and no such amounts shall be paid until the times set forth therein.

4.	It is understood and agreed by Executive that the payment made to Executive is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.

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5.	The Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of Executive’s claims. Executive further acknowledges that Executive has had a full and reasonable opportunity to consider the Release and that Executive has not been pressured or in any way coerced into executing the Release.

6.	The exclusive venue for any disputes arising hereunder shall be the state or federal courts located in the Commonwealth of Pennsylvania, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

7.	The Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

8.	The Release shall inure to the benefit of and be binding upon the Company and its successors and assigns.

IN WITNESS WHEREOF, Executive and the Company have executed the Release as of the date and year first written above.

ARMSTRONG WORLD INDUSTRIES, INC.

By:
Name:
Title:

EXECUTIVE

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